This SHORT TERM LOAN AGREEMENT (including all Exhibits and Schedules, as may be amended from time to time, this "Agreement") is entered into by and among Hands On Video Relay Services, Inc., a Delaware corporation, and Hands On Sign Language Services, Inc., a California corporation (individually and collectively, "Borrower"), on the one hand, and GoAmerica, Inc., a Delaware corporation ("Lender"), on the other hand. (Each of "Borrower" and "Lender" may be referred to below as a "Party", and together, the "Parties".)

                                 R E C I T A L S

      WHEREAS, Borrower has requested that Lender provide Borrower with a short term loan as an inducement to execute and abide by that certain No Shop Agreement described herein; and

      WHEREAS, Lender is willing to provide the Borrower with and administer such a loan on the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                   Article 1.
                                   DEFINITIONS

      1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

      "Advance" means any advance made or to be made by Lender to Borrower as provided in Article 2.

      "Expanded Collateral" means all of Borrower's property and assets, including Intangible Assets, whether now owned or hereafter acquired or hereafter coming into existence and wherever located, including without limitation all accounts, deposit accounts, inventory, equipment, fixtures, financial assets, contract rights, intellectual property, tangible personal property, and all proceeds, products, offspring, accessions, rents, profits, income, and any other benefits, unless expressly provided otherwise in this Agreement.

      "Definitive Agreement" means the definitive agreement(s) that is or is contemplated to be executed in order to effect the Transaction.

      "Default" means any event that, with the giving of any applicable notice or passage of time specified in Section 5.1, or both, would be an Event of Default.

      "Event of Default" shall have the meaning provided in Section 5.1.

      "Intangible Assets" means assets of Borrower that are considered intangible assets under generally accepted accounting principles ("GAAP").

      "Interest Period" means, as to each Advance, the number of days beginning with receipt of the Advance by Borrower and its repayment in full, as adjusted for any partial repayment(s).

      "No Shop Agreement" means that letter agreement between Borrower, the Obrays, and Lender executed concurrently with this Agreement.

      "Obligations" means all present and future obligations of every kind or nature of Borrower at any time and from time to time owed to Lender, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues to the extent permitted by applicable law after the commencement of any proceeding under any debtor relief law by or against Borrower.

      "Primary Collateral" shall be those assets acquired by Borrower using proceeds from any Advance hereunder, including any hardware, software, and in the case of the use of the Advance to develop new technology, it shall include that technology.

      "Request For Loan" means each completed document, substantially in accordance with Exhibit A to this Agreement, submitted by Borrower to Lender requesting an Advance, containing sufficiently detailed information and support documentation reasonably requested from time to time by Lender.

      1.2 Any and all defined terms used in this Agreement without definition in
Section 1.1 shall have the respective meanings assigned thereto in the No Shop Agreement, Term Sheet or other document duly signed by or on behalf of the Parties substantially simultaneously with this Agreement.

      1.3 As used in this Agreement, the word "including" and variations thereof shall not be deemed to be terms of limitation, but rather shall be deemed to be followed at all times by the words "without limitation".

                                   Article 2.
                               LOANS AND SECURITY

      2.1. Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the date of this Agreement through the earliest to occur of (a) termination of the No Shop Agreement for any reason other than due to execution of the Definitive Agreement, (b) the Expiration Date, unless the Definitive Agreement has been executed, and (c) termination of the Transaction before its Closing, Lender shall loan Borrower certain amounts, provided that each Advance is made pursuant to a Request for Loan, and that after each such Advance, the aggregate outstanding principal under this Agreement shall not exceed Five Hundred Thousand dollars ($500,000), unless and until the Federal Communications Commission Consumer and Governmental Affairs Bureau releases an order setting the compensation rate for video relay service for the July 1, 2005 - June 30, 2006 fund year consistent with Borrower's business forecasts provided to Lender in connection with this Agreement, in which case the aggregate outstanding principal under this Agreement shall not exceed One Million dollars ($1,000,000). Lender's denial of a Request for Loan or failure to make an Advance to Borrower that is consistent with the Business Plan shall result in the immediate termination of the No Shop Agreement and a discharge of all obligations of Borrower and Ronald E. and Denise E. Obray thereunder, subject to Borrower's prior written notice to Lender of such an improper denial or failure and Lender not curing within three (3) business days of its receipt of such notice.

      2.2 Interest. Interest shall accrue throughout each Interest Period at a simple interest rate per annum equal to the highest average prime rate charged by a majority of the 30 largest banks, as published in the Wall Street Journal and shall be payable to Lender on the same terms as any repayment of all Advances. All overdue payments of principal and interest shall bear interest at a simple interest rate per annum of twelve percent (12%).

      2.3 Security.

            (a) As security for the prompt payment in full when due of Borrower's Obligations hereunder, whether now existing or hereafter from time to time arising, Borrower hereby pledges and grants to Lender a Security Interest in and lien on all of Borrower's right, title and interest in, to and under the Primary Collateral, which shall include a first priority interest in all equipment and other assets and rights acquired by Borrower with any Advance, and when perfected, subordinate only to the senior secured claims and interests specified on Schedule 2.3 to this Agreement; provided, however, in the event of the occurrence of any repayment obligation described in Section 2.4(b) hereof, Borrower shall immediately grant to Lender a security interest in and to the Expanded Collateral and the obligations hereunder shall thereafter be secured by a lien in the Expanded Collateral.

            (b) At any time from and after execution and delivery of this Agreement, Borrower will promptly join with Lender in providing information for, and executing and filing, any and all financing statements, assignments, certificates, instruments and any other documents with respect to the Primary Collateral and, as necessary, to the Expanded Collateral (both the Primary Collateral and the Expanded Collateral are referred to herein as "Collateral") pursuant to the Uniform Commercial Code, any other applicable law or otherwise as may be necessary or appropriate in Lender's sole discretion, in any and all jurisdictions Lender elects, to enable Lender, at Lender's expense, to create, preserve, perfect or otherwise protect or renew any security interest that Lender has and may have at any time, from time to time, in the Collateral and otherwise under this Agreement. In the event, and only to the extent, that Borrower is unable or unwilling to so duly execute and deliver or otherwise perform in accordance with the immediately preceding sentence, Borrower hereby irrevocably and unconditionally authorizes and appoints each of Lender's Chief Executive Officer and Chief Financial Officer as their attorney-in-fact for the limited purpose of acting in Borrower's name and stead to perform all other acts that Lender deems appropriate to perfect and continue the security interests conferred by this Agreement.

            (c) Upon the acquisition, using funds delivered as an Advance, after the date of this Agreement by Borrower of any equipment covered by a certificate of title or ownership, Borrower shall use all commercially reasonable efforts to cause Lender to be listed as the lienholder on such certificate of title, take all other action required by or consistent with this Section 2.3, and deliver evidence of the same to Lender promptly.

      2. 4. Terms of Repayment.

            (a) So long as there has not been a breach of any material provision of the No Shop Agreement or of the substantially similar provisions contained in the Definitive Agreement, Borrower shall not have any obligation to pay any Interest or to repay any Advance taken under this Agreement during the twelve
(12) months following each Advance, except as otherwise expressly provided herein. Upon the conclusion of the twelve-month period following any such Advance, if the Definitive Agreement has not yet then been closed or has been terminated, Borrower shall repay that Advance and all accrued Interest thereon in twelve (12) fully amortized monthly installments of principal and accrued Interest starting on the first day of the second month following the sooner of the termination of the Definitive Agreement or the 12th anniversary of such Advance.

            (b) (i) In the event of a breach of any material provision of the No Shop Agreement or of the substantially similar provisions contained in the Definitive Agreement or a breach of any material provision of the Definitive Agreement, then the balance of principal and accrued interest due hereunder shall become immediately due and payable.

                  (ii) In the event the Definitive Agreement is not executed (other than due to a breach) and either Borrower is either (x) sold or (y) closes a single or series of financing(s) (by the sale of any securities or debt instrument issued by either Borrower) in which Borrower receives in excess of one million dollars ($1,000,000) in the aggregate, then the balance of principal and accrued interest due hereunder shall become immediately due and payable upon the earlier of the closing of the sale or the financing described herein in subsection (ii). Notwithstanding anything to the contrary in this subsection
(ii), in the event the Definitive Agreement is not executed (other than due to a breach), all principal and accrued interest due hereunder shall become due and payable on the ninetieth (90th) day following expiration of the No Shop Agreement.

                                   Article 3.
                         REPRESENTATIONS AND WARRANTIES

      3.1 Except as otherwise expressly provided herein, Borrower is the sole owner of, and has good, valid and marketable title to, the Collateral, subject to any liens or prior security interest granted to another party, and Borrower's execution, delivery and performance of this Agreement will not conflict with, violate, or cause a default or event of default under any (a) other agreement, understanding or arrangement to which Borrower and/or an Obray is a party or otherwise subject, or (b) license, regulation, judicial order or similar governmental or quasi-governmental directive or proceeding affecting or governing Borrower, the Obrays or any of their assets or rights.

      3.2 Neither this Agreement nor any of the security interests underlying it are or will be subordinate(d) in any way to any other agreement, pledge, obligation, lien, claim, understanding, arrangement or encumbrance or priority interest except as identified on Schedule 2.3 to this Agreement.

      3.3 Borrower has filed all federal and other material tax returns and reports required to be filed and have paid all federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable except those for which extensions have been sought or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and no Notice of Lien has been filed or recorded. To Borrower's knowledge, there is no proposed tax assessment against Borrower which would, if the assessment made, have a material adverse effect on Borrower.

      3.4 Borrower's assets are insured pursuant to the insurance policies listed in Schedule 3.4 in such amounts, with such deductibles and covering such risks as set forth in those policies, and all such insurance policies are in full force and effect and all premiums due and payable as of the date of this Agreement have been paid.

                                                        Article 4.
                               NEGATIVE COVENANTS

      4.1 The Borrower shall not take any action or fail to act such that Lender's interest or security underlying this Agreement is materially impaired or voided, including the disposition or extraordinary devaluing of or failure to adequately insure any material asset, other than transactions in the ordinary course of Borrower's business without Lender's prior written consent, which shall not be unreasonably withheld.

      4.2 The Borrower shall not voluntarily file or consent to the filing on its behalf for bankruptcy protection or other debtor relief permitted otherwise by law without Lendor's prior written consent.

                                   Article 5.
                         EVENTS OF DEFAULT AND REMEDIES

      5.1 Events of Default. There will be a Default hereunder if any one or more of the following events ("Events of Default") occurs and is continuing, whatever the reason therefor:

            (a) Borrower's failure to pay or perform any Obligation when due; or

            (b) Borrower's failure to pay or perform any similar obligation as contemplated in Section 5.1(a) to any party identified on Schedule 2.3 that materially impairs Lender's Collateral; or

            (c) any breach or other failure to comply with any material provision of this Agreement, the No Shop or Definitive Agreement that is not cured as soon as practicable but in no event later than ten (10) days of written notice thereof; or

            (d) an adverse final judgment against Borrower in excess of five hundred thousand dollars ($500,000) in any material litigation;

            (e) Borrower institutes or consents to any proceeding under a debtor relief law, or fails generally to pay its debts as they mature, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer for it or for all or any part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer is appointed without the application or consent of that person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any debtor relief law relating to any such person or to all or any part of its property is instituted without the consent of that person, and continues undismissed or unstayed for sixty (60) calendar days; or

            (f) a material adverse ERISA or tax determination is made with respect to Borrower by any relevant governmental or quasi-governmental authority.

      5.2 Remedies Upon Event of Default. Without limiting any other rights or remedies of Lender provided for elsewhere in this Agreement or the No Shop Agreement or a Definitive Agreement, or by applicable law or in equity, or otherwise:

            (a) Lender shall have the right to take possession of or dispose of any Collateral and retain the proceeds therefrom until Lender has received the full amount of any unpaid principal and interest due it under this Agreement.

            (b) Lender shall have a non-exclusive license (exercisable without payment of royalty or other compensation to Borrower) to use any of Borrower's intellectual property now owned or hereafter acquired by Borrower, including all underlying license rights relating thereto, but only until Lender has received the full amount of any unpaid principal and interest due it under this Agreement, whether by taking possession and disposing of any Collateral or otherwise.

            (c) In the event and to the extent that (i) Borrower fails to make any of the payments described in this Agreement, or (ii) Lender is compelled by proper authority of any court of competent jurisdiction to forfeit, remit or return any or all of any payments made to Lender under this Agreement to Borrower , a bankruptcy trustee or other authorized third party, pursuant to U.S. Bankruptcy Code (11 U.S.C. 547 or otherwise) or similar judicial authority, as a preference recovery or otherwise, then Borrower shall agree and shall not dispute that Lender's claims shall be reinstated in full, including all amounts forgiven hereunder, net of any of payments received and retained by Lender.

                                   Article 6.
                                  MISCELLANEOUS

      6.1 Additional Actions and Documents. Borrower hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, at Lender's cost, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement, whether before, at or after the closing of transactions contemplated hereby or the occurrence of an Event of Default hereunder.

      6.2 Release of Collateral. Promptly following performance and payment in full of all of Borrower's Obligations hereunder, the security interests created hereby shall terminate, and Lender shall promptly execute and deliver such documents, at Borrower's expense, as are necessary to effect such termination.

      6.3 Waiver. The failure or delay by Lender to assert any of its rights under this letter agreement shall not constitute a waiver of such rights nor shall any single or partial exercise by Lender of any of its rights under this letter agreement preclude any other or further exercise of such rights or any other rights under this letter agreement.

      6.4 Notice. All notices, requests, claims, demands, waivers and other communications under this letter agreement shall be in writing and shall be deemed given upon (a) personal delivery, (b) transmitter's confirmation of a receipt of a facsimile transmission, (c) confirmed delivery by standard overnight carrier or when mailed in the United States by certified or registered mail, postage prepaid, addressed to the parties at the following addresses:

If to GoAmerica:

GoAmerica, Inc.
433 Hackensack Avenue
Hackensack, NJ  07601
Facsimile No:  (201) 527-1084
Attention:   Dan Luis

with a copy to:

Lowenstein Sandler PC
65 Livingston Avenue
Roseland, NJ  07068
Facsmilie No:  973-597-2351
Attention:  Peter H. Ehrenberg, Esq.

If to Companies:

Hands On Video Relay Services, Inc.
Hands On Sign Language Services, Inc.
595 Menlo Drive
Rocklin, CA  95765-3708
Facsimile No:  (888) 900-9477
Attention:  Ron Obray

with a copy to:

DLA Piper Rudnick Gray Cary US LLP
400 Capitol Mall, Suite 2400
Sacramento, CA  95814
Facsimile No.: (916) 930-3201
Attention:   Scott W. Pink

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HANDS ON VIDEO RELAY SERVICES, INC.

By:
   -------------------------------------

Title:
     -----------------------------------

HANDS ON SIGN LANGUAGE SERVICES, INC.

By:
   -------------------------------------

Title:
     -----------------------------------

GOAMERICA, INC.

By:
   -------------------------------------
   Daniel R. Luis
   Chief Executive Officer